Exhibit 10.1

Execution Version

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) dated as of September 21, 2023, is executed by and between FF Vitality Ventures LLC (the “FF Vitality Purchaser”) and the Issuer.

WHEREAS, reference is made to the Securities Purchase Agreement, dated as of May 8, 2023 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Securities Purchase Agreement”; the Existing Securities Purchase Agreement, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to this Agreement, the “Securities Purchase Agreement”) by and among Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), and the financial institutions or other entities from time to time party thereto (each as a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to that certain Joinder and Amendment Agreement, dated as of June 26, 2023 (the “ATW Joinder”), by and between the FF Vitality Purchaser and the Issuer, in the event that FF Simplicity Ventures LLC or a permitted assign (“FFSV”) invests an additional $10,000,000 in Tranche B Notes (as defined in the Secured SPA) in accordance with the terms of the Secured SPA then the Existing Securities Purchase Agreement shall be amended to accommodate FF Vitality Purchaser investing an additional $20,000,000 in New Notes (as defined in the Securities Purchase Agreement);

WHEREAS, FFSV has invested the additional $10,000,000 in Tranche B Notes;

WHEREAS, in accordance with the ATW Joinder, the Issuer intends to issue additional New Notes in an aggregate principal amount of up to $20,000,000 (collectively, the “Additional New Notes”), and enter into certain other amendments to the terms of the Existing Securities Purchase Agreement applicable to the purchase of the Additional New Notes by the FF Vitality Purchaser as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Amendments. Nothwithstanding any provision to the contrary contained in the Securities Purchase Agreement, the parties hereto agree as follows, effective as of the ATW Amendment Effective Date:

(a)	New Notes.

(i)	Agreement to Fund Additional New Notes. The FF Vitality Purchaser hereby agrees to make fundings under the Additional New Notes in accordance with the terms of the Additional New Notes that are executed and delivered to the FF Vitality Purchaser by the Issuer on the date hereof, which shall be substantially in the form of the New Notes, subject to adjustments for stock splits or other similar transactions occurring in the period between the issuance of the New Notes and the date of issuance of the Additional New Notes and the Issuer complying in all material respects with any covenants set forth in this Agreement, and such Additional New Notes shall constitute Notes for all purposes of the Securities Purchase Agreement.

(ii)	Notwithstanding anything to the contrary contained in this Agreement or the Securities Purchase Agreement, the terms and conditions of the Additional New Notes can not be amended, modified, supplemented or amended and restated without the consent of the FF Vitality Purchaser.

(b)	Funding Dates. In accordance with the introductory paragraph of the Additional New Notes, the FF Vitality Purchaser hereby commits to fund to the Issuer the amount set forth below on each of the respective following dates (each, a “Funding Date” and the commitments to fund under such Additional New Notes, the “Additional New Notes Commitments”):

(i)	$2.5 million in principal amount under the Additional New Notes within five (5) Business Days after the satisfaction of the Closing Conditions or such earlier Business Day as designated by the Holder by notice to the Issuer (the “First Closing”);

(ii)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the First Closing (the “Second Closing”);

(iii)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the Second Closing (the “Third Closing”);

(iv)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the satisfaction of the Closing Conditions (the “Fourth Closing”);

(v)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the Fourth Closing (the “Fifth Closing”);

(vi)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the Fifth Closing (the “Sixth Closing”);

(vii)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the Sixth Closing (the “Seventh Closing”); and

(viii)	$2.5 million in principal amount under the Additional New Notes within fifteen (15) Business Days after the Seventh Closing (the “Eighth Closing”).

(c)	Specific Amendments and Waivers. The Purchasers hereby agree to amend and/or amend and restate, as applicable, the following provisions of the Existing Securities Purchase Agreement as follows:

(i)	Additional Defined Terms.

“ATW Amendment” means the Amendment Agreement entered into by the Issuer and the FF Vitality Purchaser on the Amendment Effective Date.

“ATW Amendment Effective Date” has the meaning set forth in the ATW Amendment.

“Additional New Notes” has the meaning set forth in the ATW Amendment.

“Additional New Notes Commitments” has the meaning set forth in the ATW Amendment.

(d)	Commitment Annex. The Commitment Annex to the Existing Securities Purchase Agreement is amended and restated in its entirety in the manner set forth on Schedule 1 attached hereto.

(e)	Conditions to Funding the New Notes. The obligation of the FF Vitality Purchaser to fund amounts under the Additional New Notes on each Funding Date shall be subject solely to the satisfaction or waiver the Closing Conditions (as defined in the Additional New Note and amended hereby).

(f)	Amendment to Warrant. Beneficial Ownership Limitation. The definition of Beneficial Ownership Limitation contained in paragraph 2(e) of the Warrants issued to FF Vitality Purchaser in connection with the issuance of the Additional New Notes shall be amended and restated to mean “The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e); provided that the Beneficial Ownership Limitation in no event exceeds 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply.”

Section 2. Effectiveness of Agreement. This Agreement shall be effective on the date (the “ATW Amendment Effective Date”) that each of the following conditions are satisfied or waived by the FF Vitality Purchaser:

(a)	this Agreement shall have been executed by the Issuer and the FF Vitality Purchaser; and

(b)	the Issuer has delivered to the FF Vitality Purchaser fully executed copies of all Additional New Notes in an aggregate principal amount of the FF Vitality Purchaser’s Additional New Note Commitments.

Section 3. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 6. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the FF Vitality Purchaser and the Issuer, except that the FF Vitality Purchaser may elect to unilaterally waive, in its sole discretion, any of the conditions set forth herein or otherwise waive or modify terms hereof in accordance Section 12.5 of the Securities Purchase Agreement. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of the FF Vitality Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 7. Binding Effect. This Agreement shall be binding upon the FF Vitality Purchaser, and its successors and permitted assigns and shall inure to the benefit of the Issuer, and the Purchasers, and their respective successors and permitted assigns. For the avoidance of doubt, FF Vitality Purchaser shall be permitted to assign its rights and obligations hereunder to any party in accordance with the terms of the Securities Purchase Agreement.

Section 8. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Securities Purchase Agreement.

Section 9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof. In the event of a conflict between this Agreement and the Securities Purchase Agreement, this Agreement shall control.

Section 10. Adjustments to Conversion and Exercise Prices. For the avoidance of doubt, nothing contained herein, or in the specific amendments with respect to the Secured SPA, the Notes under the Securities Purchase Agreement or the Notes under the Secured SPA, as applicable, shall trigger any adjustment to the conversion or exercise price under the Notes or Warrants under the Secured SPA and Securities Purchase Agreement. Furthermore, each of FFSV and FF Prosperity Ventures LLC, hereby waive any such rights to any adjustment to the conversion or exercise price in each of the Secured SPA and/or the Securities Purchase Agreement, as applicable, and the related Notes and Warrant.

Section 11. Disclosure of Transaction. The Issuer shall, on or before 8:30 a.m., New York City time, on a date within two Business Days of the date of this Agreement (unless Issuer and FF Vitality Purchaser mutually agree to a later date), file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the Securities and Exchange Commission by the Issuer (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Issuer shall have disclosed all material, non-public information (if any) provided up to such time to the Purchasers under the Securities Purchase Agreement and Secured SPA by the Issuer or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Purchasers under the Securities Purchase Agreement and Secured SPA or any of their affiliates, on the other hand, shall terminate. Neither the Issuer, its Subsidiaries nor the Purchasers under the Securities Purchase Agreement and Secured SPA shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Issuer shall be entitled, without the prior approval of the Purchasers under the Securities Purchase Agreement and Secured SPA, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations or requested by a governmental authority or self-regulatory organization (provided that in the case of clause (i) the Purchasers under the Securities Purchase Agreement and Secured SPA shall be consulted by the Issuer in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Purchasers under the Securities Purchase Agreement and Secured SPA (which may be granted or withheld in the Purchasers’ under the Securities Purchase Agreement and Secured SPA sole discretion), except as required by applicable law or requested by a governmental authority or self-regulatory organization, the Issuer shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of any Purchaser under the Securities Purchase Agreement or Secured SPA in any filing, announcement, release or otherwise.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date and year first written above.

FF VITALITY VENTURES LLC

By:	/s/ Antonio Ruiz-Gimenz
	Name:	Antonio Ruiz-Gimenz
	Title:	Managing Member of ATW Partners
Opportunities Management LLC, Manager of
FF Vitality Ventures LLC

[Signature Page to ATW Amendment Agreement]

Accepted and Agreed as of the date first written above.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.,
as Issuer

By:	/s/ Jonathan Maroko
Name:	Jonathan Maroko
Title:	Interim Chief Financial Officer

[Signature Page to ATW Amendment Agreement]

SCHEDULE 1

Amended and Restated Commitment Annex

Purchaser	Commitment Amount
Metaverse Horizon Limited	$80,000,000
V W Investment Holding Limited	$20,000,000
FF Vitality Ventures LLC	$60,000,000
Senyun International Ltd.	$30,000,000
TOTAL	$190,000,000